Exhibit 99.1

4 Parkway North

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

CF Industries Announces Senior Executive Appointments

DEERFIELD, Ill. – July 6, 2023 – CF Industries Holdings, Inc. (NYSE: CF) today announced that Douglas C. Barnard, Senior Vice President, General Counsel and Secretary, has informed the Company that he will retire from CF Industries January 12, 2024. Effective immediately, Mr. Barnard will serve as Executive Vice President, Corporate Development and Legal Advisor, reporting to Tony Will, President and Chief Executive Officer, CF Industries Holdings, Inc., with primary responsibility for obtaining FTC clearance for the recently announced acquisition of the Waggaman, Louisiana, ammonia facility, and assisting with other strategic initiatives and business development support.

Mr. Barnard joined CF Industries as General Counsel in January 2004. Prior to that, he had been an Executive Vice President and General Counsel of Bcom3 Group, Inc. Earlier, he served as a partner in the law firm of Kirkland and Ellis and as Vice President, General Counsel, and Secretary of LifeStyle Furnishings International Ltd.

“Doug has been an invaluable leader at CF Industries, providing expert legal advice and strategic business insight that has helped build our Company into the global leader it is today,” said Will. “He has had a profound and lasting impact on CF Industries, including his work on our initial public offering, guiding us through transformational acquisitions and building a world-class legal and compliance function. I want to thank Doug for his extraordinary leadership and partnership, and congratulate him on a wonderful career.”

Michael P. McGrane, Vice President, Chief Compliance Officer and Assistant Secretary at CF Industries, has been promoted to Vice President, General Counsel and Secretary as Barnard’s successor, effective July 7, 2023. Mr. McGrane will report to Susan L. Menzel, who has been promoted to Executive Vice President and Chief Administrative Officer (CAO). Ms. Menzel has served as Senior Vice President, Human Resources, for the Company since 2017. As CAO, she will add oversight of the legal function to her current responsibilities for human resources and information technology.

Mr. McGrane joined CF Industries in 2011 as Associate General Counsel and Assistant Secretary. In January 2016, he was named Vice President, Chief Compliance Officer and Assistant Secretary. Prior to joining CF Industries, Mr. McGrane was an attorney at Skadden Arps Slate Meagher & Flom, where his practice concentrated on mergers and acquisitions, securities offerings, corporate governance, and general corporate and securities law matters. He holds a B.S. degree in Accounting from the University of Illinois at Chicago and a J.D. degree from Chicago-Kent College of Law.

“Mike’s selection as Vice President, General Counsel and Secretary is a great example of our internal succession planning process," said Will. "He has not only been a trusted legal advisor throughout his time at CF Industries, but has also demonstrated outstanding leadership across a range of our business initiatives. We look forward to Mike’s continued contributions to the Company as general counsel.”

“Sue’s leadership has been instrumental in CF Industries’ growth as a company, helping strengthen our culture, improving and maturing our talent management process and modernizing our information technology infrastructure. As CAO, she will build on this success and help accelerate our continued transformation as a company,” added Will.

Additionally, Christopher D. Bohn has been named Executive Vice President and Chief Financial Officer and Bert A. Frost has been named Executive Vice President, Sales, Market Development and Supply Chain, in recognition of their ongoing contribution to the leadership of the Company.

“I am pleased to name Chris and Bert executive vice presidents,” said Will. “Their appointments reflect the contributions they have made, and will continue to make, to the success of our Company, as well as the strength of our leadership team.”

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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